Filed Pursuant to Rule 433

Registration Nos. 333-220746 and 333-220746-01

January 11, 2018

BROOKFIELD FINANCE INC.

US$650,000,000 3.900% NOTES DUE 2028

US$350,000,000 4.700% NOTES DUE 2047

PRICING TERM SHEET

January 11, 2018

Issuer:	Brookfield Finance Inc.

Guarantor:	Brookfield Asset Management Inc.

Guarantee:	The notes will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Asset Management Inc.

Security:	3.900% Senior Unsecured Notes due January 25, 2028 (the “2028 Notes”) 4.700% Senior Unsecured Notes due September 20, 2047 (the “2047 Notes”)

Expected Ratings*:	Baa2 (stable) (Moody’s Investors Service, Inc.) A- (stable) (Standard & Poor’s Ratings Services) A (low) (stable) (DBRS Limited)

Ranking:	Senior Unsecured

Size:	2028 Notes: US$650,000,000 2047 Notes: US$350,000,000 The 2047 Notes will be in addition to and form part of the same series of notes as the US$550,000,000 aggregate principal amount of

Brookfield Finance Inc.’s 4.700% notes due 2047, which were originally issued on September 14, 2017 (the “Original 2047 Notes”). After giving effect to this offering, there will be a total of US$900,000,000 aggregate principal amount of notes of this series issued and outstanding.

Trade Date:	January 11, 2018

Expected Settlement Date:	January 17, 2018 (T+3)

Maturity Date:	2028 Notes: January 25, 2028 2047 Notes: September 20, 2047

Coupon:	2028 Notes: 3.900% 2047 Notes: 4.700% (interest on the 2047 Notes will accrue from September 14, 2017)

Interest Payment Dates:	2028 Notes: January 25 and July 25, commencing July 25, 2018 2047 Notes: March 20 and September 20, commencing March 20, 2018

Price to Public:	2028 Notes: 99.654% 2047 Notes: 101.963% of principal amount plus accrued interest of US$5,620,416.67 from September 14, 2017

Benchmark Treasury:	2028 Notes: UST 2.250% due November 15,

2027 2047 Notes: UST 2.750% due August 15, 2047

Benchmark Treasury Price & Yield:	2028 Notes: 97-15; 2.542% 2047 Notes: 97-15+; 2.877%

Spread to Benchmark Treasury:	2028 Notes: + 140 basis points 2047 Notes: + 170 basis points

Yield:	2028 Notes: 3.942% 2047 Notes: 4.577%

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:

Make-Whole Call:	2028 Notes: Prior to October 25, 2027, treasury rate plus 25 basis points 2047 Notes: Prior to March 20, 2047, treasury rate plus 30 basis points

Par Call:

2028 Notes: At any time on or after October 25, 2027, at 100% of the principal amount of the notes to be redeemed

2047 Notes: At any time on or after March 20, 2047, at 100% of the principal amount of the notes to be redeemed

Use of Proceeds:	General corporate purposes

CUSIP/ISIN:	2028 Notes: 11271LAC6/ US11271LAC63 2047 Notes: 11271L AB8 / US11271LAB80

Joint Book Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Banco Bradesco BBI S.A.

BNP Paribas Securities Corp.

Itau BBA USA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a joint registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or by emailing prospectus.CPDG@db.com or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing prospectus_requests@baml.com.

No PRIIPs key information document (KID) has been prepared as European Economic Area retail investors are not targeted.